EXHIBIT 10.18

AGREEMENT FOR SALE AND PURCHASE OF ASSETS

THIS AGREEMENT, made and entered into this 22nd day of November, 2004 by and between BMR-Raleigh Restaurants, LLC, hereinafter referred to as “Seller,” and North Carolina Fox & Hound, Inc., a North Carolina corporation, hereinafter referred to as “Purchaser.”

WHEREAS, Seller desires to sell and Purchaser desires to purchase certain assets in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and other valuable consideration, the parties hereto agree as follows:

1.	Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, the following assets of Seller (the Assets):

A.	All right, title and interest in and to a certain Lease, entered into between Shannon Oaks Partnership, predecessor of R.E.C. Properties, L.L.C. (as “Landlord”) and BMR- Raleigh Restaurants, LLC (as “Tenant”) dated July 8, 1999, and as amended on May 30, 2000, for the property located at 111 Shannon Oaks Circle, Cary, North Carolina 27513.

B.	All right, title and interest in and to all improvements located on the premises described in 1.A. above.

C.	All right, title and interest in and to all furniture, fixtures and equipment, including pole and monument signs currently located on the premises, including transfer of any warranties.

Purchase Price: The price for the assets listed in 1.A., B., and C shall be Five Hundred Sixty-Seven Thousand Eight Hundred Twelve Dollars and 50/100 ($567,812.50) (the “Purchase Price”) payable at closing.

Notwithstanding any provision in this Agreement to the contrary, the parties acknowledge and agree that Purchaser does not assume and shall have no liability or obligation whatsoever, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, with respect to the following liabilities and obligations of Seller: (i) any federal, state or local taxes of Seller; (ii) any liability arising prior the Closing Date resulting from or claimed to have been incurred by reason of an alleged defect in any of the Assets or the operation of the business by Seller prior to the Closing Date; (iii) any existing, pending or threatened litigation against Seller, whether or not disclosed to Purchaser; and (iv) any other liability not specifically assumed hereunder. Seller will be responsible for the payment of all taxes, including local or state personal property taxes, up to and through the Closing Date. All personal property taxes for 2004 assessed to the Assets shall be prorated as of the Closing Date, and paid by Purchaser when due. Seller shall be responsible for all personal property taxes related to the Assets that are due and unpaid with respect to any year prior to 2004. If taxes for 2004 are not known as of the Closing Date, the proration shall be based on the taxes for the year 2003.

In the event the Purchaser shall fail to fulfill its obligation hereunder, the Seller shall, as its sole remedy, cancel this Agreement. Provided, however, that in the event the Seller is unable to furnish title acceptable to Purchaser or the contingencies set forth herein are not satisfied this Agreement shall be null and void and of no further force and effect. If Seller fails to perform in accordance with this Agreement, Purchaser shall be entitled to sue for specific performance and/or damages.

3.	Closing: The sale provided for in this Agreement shall close on or before December 13, 2004 at the offices of North Carolina Fox & Hound, Inc., or such other time and place as the parties shall mutually agree. Purchaser shall have the right to waive any or all contingencies and accelerate closing upon written notice to Seller. At closing:

A.	Purchaser shall pay to Seller the full amount of the Purchase Price described in paragraph 2 above;

B.	Seller shall execute and deliver to Purchaser a Bill of Sale for the leasehold improvements, furniture, fixtures and equipment free and clear of all liens and encumbrances;

C.	Seller shall execute and deliver to Purchaser an Assignment and Assumption of Lease and such other documents or instruments as may reasonably be necessary or appropriate to perfect Purchaser’s title in the assets;

D.	Seller shall deliver to Purchaser vacant possession and keys to the premises at closing;

          E. Seller shall deliver to Purchaser a Certificate of Good Standing for BMR-Raleigh Restaurants, LLC from the North Carolina Secretary of State, and appropriate written evidence of Seller’s authority to enter into this Agreement and consummate the transactions contemplated hereby; and

F.	Prorations for personal property taxes and utilities shall be made at closing.

G.	All prorations for rent and additional rent (defined in the lease as real estate taxes, insurance and CAM charges) shall be made at closing.

4. Contingencies: This Agreement and closing hereunder are subject to and conditioned upon Purchaser receiving on or before closing the following:

A.	An Amendment to the Lease on terms and conditions solely acceptable to Purchaser;

B.	An Assignment of the Lease, together with the written consent and approval of the Landlord of the above referenced Lease and to the assignment of said Lease from Seller to Purchaser and approving the new use of the premises, including new tradename, approving alteration of the premises, and further warranting that Purchaser’s use is not in violation of any current exclusive use restriction in any deeds, leases or covenants; and estoppel certificates certifying the Lease is in full force and effect with no existing defaults;

C.	Purchaser obtaining all necessary approvals, licenses (including a full service liquor license and late hours permit), permits for the operation of a minimum of two (2) pool tables at the Premises, and permits for the remodeling/renovation/signage and operation of a typical Fox and Hound Pub & Grille on the premises;

D.	Purchaser obtaining any third party approvals, including Landlord’s lender;

E.	Purchaser reviewing the terms and conditions contained in the existing Lease and determining that such are acceptable to Purchaser;

F.	Purchaser obtaining Subordination, Non-Disturbance and Attornment Agreements from any existing lenders and ground lessors; and

G.	Purchaser determining that no hazardous materials are in the Premises. Further, Seller shall provide a copy of any environmental documentation in Seller’s possession, if any.

Purchaser reserves the right to waive any or all contingencies and accelerate closing by giving Seller fifteen (15) days written notice.

In the event all of the contingencies contained in this Section 4 have not been fulfilled or waived by Purchaser by December 13, 2004, this Agreement shall be deemed null and void and neither party shall have any obligation to the other.

5.	Seller’s Warranties: The Seller hereby warrants to Purchaser as follows:

     A. Seller warrants that as of closing of this transaction, all bills, debts and claims due by the Seller which were incurred in the operation of the Seller’s business which would prevent transfer of the property free and clear of liens or encumbrances will have been paid and the Seller agrees to submit an affidavit attesting to said fact and further agrees to indemnify and hold Purchaser harmless and provide at Seller’s expense reasonable attorney’s fees to defend the Buyer against any claim for debts or taxes incurred by Seller in the operations;

B.	Seller is the current tenant under the above described Lease and that as of the effective date of this Agreement, and at closing, shall not be in default under the terms of said Lease;

C.	Seller is the owner of all leasehold improvements, personal property, furniture, fixtures and equipment located on the premises free and clear of liens and encumbrances;

D.	Seller warrants that all of the leasehold improvements, personal property, furniture, fixtures and equipment located on the premises shall become the property of the Purchaser upon Closing free and clear of liens and encumbrances;

E.	Seller warrants that there are no material violations of any kind, pending or threatened regarding the premises including health department, building code, or zoning violations, and that the premises are in compliance with all codes and ordinances and Seller is not aware of any contemplated eminent domain proceedings;

F.	Seller is not a defendant in any litigation, pending or threatened, regarding any of the assets being conveyed herein;

G.	That at the time of closing, Seller shall assign to Purchaser all warranties which it may have relating to assets being conveyed to Purchaser;

H.	Seller has not deposited nor disposed of any hazardous materials or wastes on the premises, and has no knowledge of any. Seller shall pay for an asbestos survey of the Premises and shall further be responsible for any asbestos abatement required;

I.	Seller shall comply with all bulk sales or similar laws, if applicable, and indemnify and hold Purchaser harmless from any and all loss, expense, or damage resulting from the failure to comply with any such laws; and

J.	Seller warrants that the Lease is in full force and effect and the initial term commenced on February 1, 2000 and ends on January 31, 2005. Seller has exercised its first option to extend to extend the term of the Lease commencing on February 1, 2005 through January 31, 2010.

     Seller shall indemnify and hold Purchaser harmless from any breach of the foregoing representations and warranties. All warranties and representations made herein shall survive closing.

6. A copy of all plans and specifications, current surveys, site plans, and environmental tests, if any, currently in the possession or control of Seller shall be provided to Purchaser within ten (10) days of the date of last execution of this Agreement;

7.	Risk of Loss: Seller assumes all risk of loss prior to the date of closing.

8.	Notices: Any notice to be given hereunder shall be in writing, mailed, United States certified mail, postage prepaid, or sent by receipted overnight delivery service or facsimile transmission, addressed to Seller at 13900 Conlan Circle, Suite 245, Charlotte, NC 28277, Attn: Dennis Thompson, and addressed to Purchaser at 9300 E. Central, Suite 100, Wichita, KS 67206 Attn: Kim Fowles. Any party, by written notice to the other party, may designate a different address to which notices to that party are to be addressed.

9.	Assignment: Purchaser shall have the absolute right to assign its rights under this Agreement to any affiliated company of Purchaser.

10.	Real Estate Brokers: The parties hereto agree that no real estate brokers are involved in this transaction. Seller and Purchaser represent and warrant, each to the other, that neither has contacted, consulted, or become in any way connected with any broker, finder, or other such party in connection with this Agreement or the sale contemplated herein. Seller and Purchaser shall each defend, indemnify, and hold harmless the other, against any and all claims of brokers, finders, or the like and against the claims of all parties asserting the right to a commission or similar fee through the acts of the other, the other’s partners, agents, or affiliates in connection with this Agreement. Each party’s indemnity obligation shall include all damages, losses, costs, liabilities, and expenses, including reasonable attorney’s fees, which may be incurred by the other is indemnified hereunder. The provisions of this paragraph shall survive the closing or other termination of this Agreement.

11.	Entire Agreement: This Agreement represents the entire understanding and agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior negotiations between the parties, and cannot be amended, supplemented, or changed orally but only by an agreement in writing signed by the party or parties against whom enforcement is sought and making specific reference to this Agreement. The parties hereto may at any time waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of the party hereto to any such extension or waiver shall be valid if set forth in writing and signed on behalf of such party. Waiver of any provision of this Agreement or of any breach hereof shall be a waiver of only said specific provision or breach and shall not be deemed a waiver of any other provision or any future breach hereof. Time is of the essence of this Agreement. Each party hereto agrees that it will, from time to time, as may reasonably be requested by any party hereto, execute, acknowledge, obtain and deliver such documents, bills of sale, assignments, consents, and other instruments as may be required in order to complete and effect the transactions contemplated by this Agreement. This Agreement may not be assigned by either party without the prior written consent of the other and shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be one and the same instrument.

12.	Attorney’s Fees: If any suit or action is brought to enforce any of the terms of this Agreement or to enforce any of the obligations set forth herein, the prevailing party in such suit or action, and in any appeal therefrom, shall be entitled to recover reasonable attorney’s fees and costs. This paragraph shall survive closing.

13.	Successors: This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns.

14.	This Agreement shall be governed by the laws of the state in which the real estate is located.

15.	Each party warrants to the other that they have the proper authority to enter into this Agreement.

16.	This Agreement may be executed in counterpart, and any signature on a document sent by facsimile shall be binding upon transmission by fax and the fax copy can be utilized for the purposes of this Agreement.

17.	This Agreement shall survive the closing of the transactions contemplated hereby.

This Agreement shall be null and void unless accepted by Seller on or before November 23, 2004.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first set forth above.

                                                                                     SELLER:

BMR-RALEIGH RESTAURANTS, LLC

By:	/s/Dennis L. Thompson

Dennis L. Thompson
Date Executed:	11/22/04

                                                                                     PURCHASER:

NORTH CAROLINA FOX & HOUND, INC.

By:	/s/James K. Zielke

James K. Zielke, Secretary
Date Executed:

GUARANTY

     As an inducement to North Carolina Fox & Hound, Inc. to enter into the foregoing Agreement for Purchase and Sale of Assets (“Agreement”), which it is unwilling to do but for this Guaranty, the undersigned individually and, if more than one Guarantor, jointly and severally, guarantee the payment and performance of all obligations of the Seller under the Agreement. This shall be an unconditional, irrevocable, and continuing guaranty.

     Each of the undersigned agrees that he is willing to remain fully bound by this Guaranty notwithstanding any action or inaction of the Seller and Purchaser in connection with the Agreement, and that his obligation shall not be modified, waived, or released by any modification, amendment, or departure from the terms of the Agreement, or by any forbearance, extension of time, waiver, or release granted by Purchaser to Seller or any Guarantor or with respect to any security held by Purchaser. The undersigned expressly waives any notice of all such matters and agree to pay and performs the obligations of Seller without notice or demand from the Purchaser and without any requirement that Purchaser first proceed against Seller or any other Guarantor.

     IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of the date of the Agreement.

/s/William B. Duckes	/s/Dennis L. Thompson

William B. Dukes	Dennis L. Thompson

/s/Robert M. Kendall	/s/James F. Haun

Robert M. Kendall	James F. Haun

“Guarantors”